ARROW INVESTMENTS TRUST

AMENDED AND RESTATED MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

This Amended and Restated Multiple Class Plan (the "Plan") is adopted in accordance with Rule 18f-3 (the "Rule") under the Investment Company Act of 1940, as amended (the "Act") by Arrow Investments Trust (the "Trust") on behalf of the Arrow Dynamic Income Fund (formerly, Arrow Alternative Solutions Fund), Arrow DWA Balanced Fund, Arrow DWA Tactical Fund and Arrow Managed Futures Strategy Fund (formerly, Arrow Managed Futures Trend Fund) (the "Funds"). A majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act), having determined that the Plan is in the best interests of each class of the Fund individually and of the Trust as a whole, have approved the Plan.

The provisions of the Plan are:

1.	General Description of Classes. Each class of shares of the Fund shall represent interests in the same portfolio of investments of the Fund and shall be identical in all respects, except that each class shall differ with respect to the following: (i) Rule 12b-1 Plans adopted with respect to the class; (ii) distribution and related services and expenses as provided for in such Plans; (iii) such differences relating to sales loads, purchase minimums, eligible investors and exchange privileges as may be set forth in the prospectus and statement of additional information of the Fund, as the same may be amended or supplemented from time to time (each, a “Prospectus”); (iv) the designation of each class of shares; and (v) each class of shares governed by this Plan: (A) shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement; and (B) shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. There currently are three classes designated: Class A, Class C and Institutional Class.
a.	Class A shares are subject to an initial sales charge (subject to certain exceptions as set forth in the relevant Fund’s Prospectus), a contingent deferred sales charge and an annual distribution and/or service fee.
b.	Class C shares are not subject to a sales charge, but are subject to an annual distribution and/or service fee. Class C shares of a Fund, including Class C shares issued upon exchange of or reinvestment of distributions on such Class C shares, will automatically convert to Class A shares of the same Fund after such period following the initial purchase as shall be specified in the Prospectus for such Class C shares. No sales charges or other charges will apply in connection with any such conversion.
c.	Institutional Class shares are not subject to a sales charge or an annual distribution and/or service fee, but are subject to higher investment minimums.
2.	Expense Allocations to Each Class.
a.	In addition to the distribution fees described above, certain expenses may be attributable to a particular class of shares of a Fund ("Class Expenses"). Class Expenses are charged directly to net assets of the class to which the expense is attributed and are borne on a pro rata basis by the outstanding shares of that class. Class Expenses may include:
(i)	expenses incurred in connection with a meeting of shareholders;
(ii)	litigation expenses;
(iii)	printing and postage expenses of shareholders reports, prospectuses and proxies to current shareholders of a specific class;
(iv)	expenses of administrative personnel and services required to support the shareholders of a specific class;

(v)	transfer agent fees and shareholder servicing expenses; and
(vi)	such other expenses incurred by or attributable to a specific class.

b.	All other expenses of the Fund are allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund. Notwithstanding the foregoing, the distributor or adviser of the Fund may waive or reimburse the expenses of a specific class or classes to the extent permitted under the Rule.
3.	Class Designation. Subject to the approval by the Trustees of the Trust, the Fund may alter the nomenclature for the designations of one or more of its classes of shares.
4.	Additional Information. This Plan is qualified by and subject to the terms of the then current Prospectus for the applicable class of shares; provided, however, that none of the terms set forth in any such Prospectus shall be inconsistent with the terms of this Plan. The Prospectus contains additional information about each class and the Fund's multiple class structure.
5.	Effective Date; Termination; Amendments. This Plan is effective as of September 28, 2018, provided that this Plan shall not become effective with respect to the Fund or a class unless first approved by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act). This Plan may be terminated or amended at any time with respect to the Fund or a class thereof by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act). This Plan may not be amended to change any material provision unless such amendment is approved by a vote of the majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act), based on its finding that the amendment is in the best interest of each class individually and the Trust as a whole.